Exhibit 99.1

Benessere Capital Acquisition Corp. Reminds Stockholders to Vote in Favor of Extension Amendment

NEW YORK, December 30, 2021 /PRNewswire/ — Benessere Capital Acquisition Corp. (Nasdaq: BENE, BENEU, BENEW, and BENER) (“Benessere” or the “Company”) encourages its stockholders to vote in favor of the proposal to amend its charter (the “Extension Amendment”) to extend the date by which the Company has to complete a business combination from January 7, 2022 to July 7, 2022 (the “Extension”).

A special meeting of the Company’s stockholders (“Special Meeting”) to approve the Extension Amendment will be held virtually on January 5, 2022 at 11:00 AM, Eastern Time and can be accessed by visiting https://www.cstproxy.com/benespac/2022.

The Company’s stockholders of record at the close of business on the record date, December 8, 2021, are entitled to vote the shares of common stock of Benessere owned by them at the Special Meeting. Every stockholder’s vote is important, regardless of the number of shares held, and the Company requests the prompt submission of votes. The Company has made arrangements for stockholders to vote online, by telephone, or by mail, simply by following the instructions on their provided proxy card.

If stockholders have any questions or need assistance in identifying the 12-digit meeting control number or any other matter please call the Company’s proxy solicitor, Morrow Sodali, at (800) 662-5200 (toll free) or by email at BENE.info@investor.morrowsodali.com.

If the Extension Amendment is approved and the Extension is implemented, the Company’s sponsor and eCombustible Energy LLC (“eCombustible”) will contribute to the Company’s trust account an aggregate amount equal to $0.20 per share of Class A common stock issued in the Company’s initial public offering that is not redeemed in connection with the stockholder vote to approve the Extension Amendment. Such contributions will be made as a loan that will not accrue interest and will be repayable to the sponsor, eCombustible, or their respective designees upon the consummation of an initial business combination. The Contribution will increase the pro rata portion of the funds available in the Company’s trust account in the event of the consummation of an initial business combination or liquidation from approximately $10.15 per share to approximately $10.35 per share.

About Benessere

Benessere is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Benessere’s strategy is to identify and complete business combinations with technology-focused middle market and emerging growth companies in North, Central and South America. For more information, please visit www.benespac.com.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.